Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF NORTH CAROLINA

WESTERN DIVISION

NO. 5:03-CV-817-FL(2)

PHARMANETICS, INC.,	)
)
Plaintiff and	)
Counter-Defendant	)
)
v.	)	ORDER
)
AVENTIS PHARMACEUTICALS, INC.,	)
)
Defendant and	)
Counter-Plaintiff	)

This matter is before the court on plaintiff’s motion for reconsideration or in the alternative to certify an interlocutory appeal and stay the current action [DE #176]. Also before the court are defendant’s motions to exclude testimony and reports of plaintiffs proffered expert on damages, Richard B. Troxel (hereinafter “Troxel”) [DE #107], and to exclude evidence or argument about damages contentions that are irrelevant to the claims remaining after summary judgment [DE # 168].1 These motions have been briefed and are ripe for ruling. For the reasons that follow, plaintiff’s motion for reconsideration is denied and defendant’s motions are granted. Finally, where there is no controlling issue of law, dispositive of the entire case, upon which to base an interlocutory appeal, plaintiff’s motion to certify an interlocutory appeal and stay the current action must be and is denied. The case shall proceed to trial on the schedule established at the pre-trial conference.

[1]	Per the parties' request, (see Tr. of Pretrial Conf., pp. 27-28), which properly considers the sequence of issues necessary to be decided, the court addresses first those motions listed above, without reaching the remaining motions, including six further motions in limine by defendant at DE #168, and plaintiff's motions in limine at DE #'s 116, 118, and 120.

STATEMENT OF THE CASE

By order entered March 9, 2005, the court granted in part and denied in part defendant’s motion for summary judgment as to plaintiff’s claims in this case.2 Specifically, the court granted defendant’s motion for summary judgment as to the following claims: (1) Lanham Act claim for false advertising based upon the “no routine coagulation monitoring required” statement; (2) Lanham Act claim for false advertising based upon the “consistent and predictable” statement; (3) breach of contract claim based on § 4.7.5 of the CDA, relating to an alleged failure to provide sales leads and co-promotional support; (4) breach of contract claim based on §2.2.1 of the CDA, relating to clinical trial assistance; (5) breach of contract claim based upon § 3.4.3 of the CDA, relating to obligation to supply camera-ready artwork and trademarks; (6) breach of contract claim based upon an alleged oral agreement to co-brand and co-promote ENOX; (7) breach of contract claim based upon an implied duty of good faith and fair dealing; (8) tort claim premised upon fraudulent inducement; (9) tort claim premised upon tortious interference with actual and prospective contract.

By contrast, the court denied defendant’s motion for summary judgment on the following claims: (1) Lanham Act claim for false advertising based upon the “therapeutic from dose one / within 1/2 hour” statement; (2) breach of contract claim based on § 7.1 of the Collaborative Development Agreement (CDA), due to negative statements made by defendant about plaintiff’s trademarks; and, (3) unfair and deceptive trade practices claim, premised upon false advertising as to the “therapeutic from dose one / within 1/2 hour” statement.

In denying summary judgment, the court found that plaintiff had brought forth limited, but sufficient, evidence to establish the fact of causation and injury resulting from defendant’s

[2]	The court also granted plaintiff's motion for summary judgment as to all of defendant's counter-claims. That ruling is not at issue in the motions currently before the court.

“therapeutic from dose one / within 1/2 hour” statement and negative statements about ENOX, which form the basis of plaintiff’s remaining claims. Such evidence included accounts of instances in which defendant made statements to hospital professionals who may have, in turn, decided not to use ENOX. For instance, deponent John Wright indicated that one cardiologist didn’t use ENOX, inferentially because of assurances given in defendant’s “therapeutic from dose one” advertising message. (Order, p. 27). Deponent John Sandell pointed to another instance where defendant’s “therapeutic from dose one” advertising message “didn’t help” his sales process to potential cardiologist customers, and indicated that other instances came to mind. (Order, pp. 27-28). Similarly, concerning negative or disparaging statements, deponent Sandell described an instance in which a doctor ceased a trial evaluation of the ENOX test after a negative communication by defendant. This pattern was repeated at other hospitals. (Order, p. 40).

While the court highlighted these portions of the record as evidence of the fact of injury and causation, the court held in abeyance ruling on any of the parties’ motions in limine, including defendant’s motion to exclude testimony and reports of plaintiff’s proffered expert, Richard B. Troxel [DE #107]. Specifically, the court did not reach defendant’s argument that “plaintiff’s claimed monetary damages, especially those pertaining to lost sales or profits as outlined in the expert report of Richard Troxel, are ‘highly speculative’ and ‘exorbitant.”‘ (Order, p. 29). The court further noted that such “argument bears on the relevance of the expert witness testimony rather than question [sic] of liability under the Lanham Act.” (Id.). Finally, the court noted that “[plaintiff] still bore the burden of proving an evidentiary basis to justify any monetary recovery.” (Id. (quoting Porous Media Corp. v. Pall Corp., 110 F.3d 1329, 1336 (8th Cir. 1997)); see also Xoom, Inc. v. Imageline, Inc., 323 F.3d 279, 286 (4th Cir. 2003) (even assuming that a “Lanham Act violation has occurred,” the court must “turn to an examination of whether [plaintiff] has satisfied its evidentiary burden to warrant an award of damages.”).

Following the court’s order on summary judgment, and in advance of trial set for April 4, 2005, the parties submitted to the court a proposed pre-trial order on March 18, 2005, in which the parties set forth the exhibits and witnesses which may be introduced at trial, pursuant to Local Civil Rule 16.1, EDNC, and the court’s case management order entered June 10, 2004 [DE #55]. At or around that time, defendant also filed, inter alia, its motion to exclude evidence or argument about damages contentions that are irrelevant to the claims remaining after summary judgment [DE # 168].

On the eve of the pre-trial conference, set for March 22, 2005, plaintiff filed its motion for reconsideration, pursuant to Rule 54(b) of the Federal Rules of Civil Procedure, pertaining only to some of the claims dismissed in the court’s summary judgment order. Plaintiff moves in the alternative to certify an interlocutory appeal and stay the current action. As a final part of plaintiff’s motion for reconsideration, plaintiff “asks the Court to clarify that PharmaNetics’ Lanham Act disparagement claim remains in this case,” even though such claim was not mentioned as a possible claim by either party in their respective summary judgment briefs. (Pl’s Mem. in Sup. of Reconsid., p. 19). In its brief in support of its motion to reconsider, plaintiff states, in part:

The court has awarded summary judgment on a portion of the PharmaNetics’ breach of contract and Lanham Act claims. Nonetheless the damage model constructed by PharmaNetics’ expert remains unaltered as it is designed to compensate PharmaNetics’ for a series of contract and tort claims, all of which, collectively or individually, have effectively destroyed an entire company Unless the Court permits PharmaNetics to present its damage claim as currently constructed, PharmaNetics will be irreparably prejudiced by the Court’s summary judgment order, making it impossible to conduct a trial that would not have to be repeated if reversed on appeal. Moreover, even if PharmaNetics prevails at trial, PharmaNetics will be presented with a Hobson’s choice as to whether to appeal an otherwise favorable verdict on the grounds that it might have recovered more had the jury had the benefit of hearing all of the claims upon which PharmaNetics asserts a right of recovery.

(Pl’s Mem. in Sup. of Reconsid., p. 1).

In the proposed pre-trial order and at the final pre-trial conference, plaintiff confirmed that it intended to proffer the expert report of Troxel and related exhibits (“Troxel’s damages model”), in its entirety, as its evidence concerning amount of damages. Specifically, in the proposed pre-trial order, plaintiff designated Troxel as its expert witness with “[k]nowledge with respect to the financial damages suffered by PharmaNetics as a result of Aventis’ actions.” (Proposed Pre-Trial Order, p. 408). At the pre-trial conference, plaintiff stated through counsel that it sought to prove the amount of damages with “Troxel’s damage model.” (Tr. of Pretrial Conf., p. 6).

Finally, in its briefs, plaintiff reiterates that it seeks to introduce “the full expert opinion of Richard Troxel” as its evidence concerning amount of damages. (Pl’s Mem. in Opp. to Def s Mot. in Limine to Exclude Irrelevant Damages Evid., p. 9, (hereinafter, “Pl’s Mem. on Relevance”)). Consistent with the court’s order on summary judgment, plaintiff notes that it has “proffered individualized proof of several lost sales based on Aventis’ false advertising messages and disparagement of the ENOX Test,” but that this evidence only “confirms the ‘fact of injury.’” (Pl’s Mem. on Relevance, p. 11) (emphasis added). By contrast, “plaintiff has provided other evidence, such as Aventis’ sales projections,” as set forth in Troxel’s damages model, “which will assist the jury in determining what damages should be awarded to PharmaNetics.” (Id., p. 12; see also Pl’s Opp. to Def’s Mot. to Exclude Expert Troxel, pp. 1-11 (hereinafter “Pl’s Opp. to Exclude”) (describing basis for Troxel’s damages model as Aventis’ sales projections)) (emphasis added).

DISCUSSION

I. Motion for Reconsideration

Plaintiff moves, pursuant to Rule 54(b) of the Federal Rules of Civil Procedure, for reconsideration pertaining to some of the claims dismissed in the court’s summary judgment order, namely, the Lanham Act claim based upon the “no routine coagulation monitoring required statement,” the breach of contract claim based upon § 4.7.5 of the CDA, the breach of contract claim based upon § 3.4.3 of the CDA, the implied duty of good faith and fair dealing claim, and the tortious interference claim. As a final part of plaintiff’s motion for reconsideration, plaintiff “asks the Court to clarify that PharmaNetics’ Lanham Act disparagement claim remains in this case,” even though such claim was not mentioned as a possible claim by either party in their respective summary judgment briefs. (Pl’s Mem. in Sup. of Reconsid., p. 19).

Pursuant to Rule 54(b), in the absence of an express order directing final judgment as to certain claims or parties:

[A]ny order or other form of decision, however designated, which adjudicates fewer than all of the claims or the rights and liabilities of fewer than all the parties shall not terminate the action as to any of the claims or parties, and the order or other form of decision is subject to revision at any time before the entry of judgment adjudicating all the claims and the rights and liabilities of all the parties.

Fed. R. Civ. P. 54(b) (emphasis added). Under this rule, “a district court retains the power to reconsider and modify its interlocutory judgments, including partial summary judgments, at any time prior to final judgment when such is warranted.” Am. Canoe Ass’n v. Murphy Farms, Inc., 326 F.3d 505, 514-515 (4th Cir. 2003) (citing Fayetteville Investors v. Commercial Builders, Inc., 936 F.2d 1462, 1469 (4th Cir. 1991)).

“Motions for reconsideration of interlocutory orders are not subject to the strict standards applicable to motions for reconsideration of a final judgment.” Id. at 514. Rather, the resolution of such motions is “committed to the discretion of the district court.”Id. at 515. As a means of guiding that discretion, courts have looked to “doctrines such as law of the case,” under which a prior dispositive order must be followed unless “(1) a subsequent trial produces substantially different evidence, (2) controlling authority has since made a contrary decision of law applicable to the issue, or (3) the prior decision was clearly erroneous and would work manifest injustice.” Id. (quoting Sejman v. Warner-Lambert Co., Inc., 845 F.2d 66, 69 (4th Cir. 1988)).

Similarly, courts applying Rule 54(b) have borrowed factors from Rule 59(e) and Rule 60(b), which include (1) evidence not previously available has become available, (2) an intervening change in the controlling law, (3) a clear error of law or manifest injustice, (4) mistake, inadvertence, surprise or excusable neglect, or (5) any other reason justifying relief from the operation of the judgment. See Fayetteville Investors, 936 F.2d at 1469 (noting use by some district courts of reasons set out in Rule 60(b) in deciding motions to reconsider under Rule 54(b)); Superior Bank v. Tandem Nat’l Mortg., 197 F. Supp. 2d 298, 332 (D. Md. 2000) (citing and referring to Rule 59(e) and Rule 60(b) factors).

Upon review of plaintiff’s motion and supporting arguments, the court finds that plaintiff has not presented sufficient grounds for altering the court’s ruling on the claims at issue. The court’s previous order sufficiently sets forth the court’s reasons for granting summary judgment as to those claims dismissed on summary judgment. These reasons remain unchanged by plaintiff’s motion for reconsideration. Specifically, plaintiff raises arguments that already were raised, or could have been raised, at earlier stages in this case, and plaintiff has not presented a change in the evidence or controlling law, much less a clear error of law or manifest injustice. Accordingly, plaintiff’s motion for reconsideration, as it pertains to those claims on which the court granted summary judgment, is denied.

As a final part of plaintiff’s motion for reconsideration, plaintiff “asks the Court to clarify that PharmaNetics’ Lanham Act disparagement claim remains in this case.” (Pl’s Mem. in Sup. of Reconsid., p. 19). For the reasons that follow, the court clarifies that plaintiff does not have a Lanham Act disparagement claim remaining in this case.

First, where such a Lanham Act disparagement claim overlaps completely with plaintiff’s breach of contract claim under § 7.1 of the CDA, only the breach of contract claim should be permitted to proceed to trial. As the court noted in its summary judgment order, the Fourth Circuit has admonished district courts “to limit plaintiffs’ tort claims to only those claims which are ‘identifiable’ and distinct from the primary breach of contract claim, as North Carolina law requires.” Broussard v. Meineke Disc. Muffler Shops, 155 F.3d 331, 346 (4th Cir. 1998) (quoting Newton v. Standard Fire Ins. Co., 229 S.E.2d 297, 301 (N.C. 1976)). “To state a claim in tort, a plaintiff must allege a duty owed him by the defendant separate and distinct from any duty owed under a contract.” Vanwyk Textile Sys., B.V. v. Zimmer Mach. Am., 994 F. Supp. 350, 362 (W.D.N.C. 1997). “The distinction between tort and contract possesses more than mere theoretical significance. Parties contract partly to minimize their future risks. Importing tort law principles of punishment into contract undermines their ability to do so.” Strum v. Exxon Co., USA, 15 F.3d 327, 330 (4th Cir. 1994). Here, plaintiff concedes in its brief in support of reconsideration that the “same evidence that supports [plaintiff’s] breach of contract claim under § 7.1.3 of the CDA also supports [plaintiff s] Lanham Act disparagement claim.” (Pl’s Mem. in Sup. of Reconsid., p. 19). That being the case, it is proper to limit consideration of this evidence to plaintiff’s breach of contract claim.

In addition, under the circumstances of this case, where the parties extensively briefed defendant’s motion for summary judgment, indirect references in the complaint are not sufficient to support this cause of action raised on the eve of the pre-trial conference. Notably, plaintiff does not include a Lanham Act claim for “disparagement” in its complaint. Rather, Count I of plaintiff’s complaint includes a Lanham Act claim for “False Advertising Under the Lanham Act” expressly based upon “Aventis’s promotion of LOVENOX.” (Compl., ¶(58). By contrast, plaintiff expressly cites to defendant’s disparagement of the ENOX Test as a factual basis for its claims for breach of contract and tortious interference, but not any other claims. (Compl., ¶73 and ¶76). Accordingly, those factual allegations pertaining to disparagement are directed towards plaintiff’s breach of contract and tortious interference claims and not the Lanham Act claim.

Plaintiff now argues that the omission of a Lanham Act disparagement claim in the complaint is not material because, in Count I, plaintiff incorporates all prior paragraphs within the Complaint, some of which described defendant’s disparagement of ENOX. Plaintiff also points to the fact that in the prayer for relief, plaintiff seeks treble damages under the Lanham Act for defendant’s “disparaging descriptions and representations alleged herein.” (Compl., ¶34).

Plaintiff concedes, however, that a Lanham Act disparagement claim was “never explicitly referenced in either parties’ briefing or the Court’s Order” on summary judgment. (Pl’s Mem. in Sup. of Reconsid., p. 19). Rather, the parties and the court addressed alleged disparaging statements only in discussion of plaintiffs breach of contract claim under § 7.1.3 of the CDA. (See Order, pp. 38-41).

Plaintiffs attempt to capitalize upon this omission in briefing is unavailing. Defendant moved for summary judgment as to all of plaintiff’s claims, including plaintiffs Lanham Act claims. (See DE #102, p. 1). If, as plaintiff now argues, plaintiff wished to proceed to trial on a Lanham Act claim premised upon disparagement, plaintiff could have raised this argument in opposition to summary judgment. Plaintiff did not do so. Rather than assert a disparagement theory under the Lanham Act, plaintiff asserted a breach of contract claim based upon disparagement. Therefore, even assuming, arguendo, that plaintiff’s complaint was sufficient to state a claim for disparagement under the Lanham Act, plaintiff failed to raise a genuine issue of material fact as to this claim at the summary judgment stage of the case. See Matsushita Elec. Indus. Co. Ltd. v. Zenith Radio Corp., 475 U.S. 574, 586-87 (1986) (quoting Fed. R. Civ. P. 56(e)) (stating that after moving party has informed the court of the basis for its motion, the nonmoving party must then “set forth specific facts showing that there is a genuine issue for trial”).

For these reasons, the court clarifies that plaintiff does not have a Lanham Act disparagement claim remaining in this case.

II. Motion to Certify Interlocutory Appeal

As an alternative to its motion to reconsider, plaintiff moves, pursuant to 28 U.S.C. § 1929(b), to certify an interlocutory appeal of the court’s March 9, 2005, order granting summary judgment on most of plaintiff’s claims. Defendant opposes an interlocutory appeal on grounds that the court’s order does not involve a controlling question of law, and on grounds that such an appeal could delay the ultimate termination of the litigation.

Section 1292(b) provides, in relevant part:

When a district judge, in making in a civil action an order not otherwise appealable under this section, shall be of the opinion that such order involves a controlling question of law as to which there is substantial ground for difference of opinion and that an immediate appeal from the order may materially advance the ultimate termination of the litigation, [she] shall so state in writing in such order.

Section 1292(b) “should be used sparingly,” and “its requirements must be strictly construed.” Myles v. Laffitte, 881 F.2d 125, 127 (4th Cir. 1989). The Fourth Circuit has admonished that “piecemeal review of decisions that are but steps toward final judgments on the merits are to be avoided, because they can be effectively and more efficiently reviewed together in one appeal from the final judgments.” James v. Jacobson, 6 F.3d 233, 237 (4th Cir. 1993).

Following the language of the statute, the district court must consider three factors in ruling on a motion to certify interlocutory appeal: (1) whether the order involves a “controlling question of law,” (2) whether there is “substantial ground for difference of opinion” with respect to the applicable legal principles; and (3) whether an immediate appeal might “materially advance the ultimate termination of the litigation.” See Fannin v. CSX Transp., Inc., 873 F.2d 1438, 1989 WL 42583, *2 (unpublished) (4th Cir. 1989) (quoting § 1292(b)).

Importantly, a controlling question of law is “a narrow question of pure law whose resolution will be completely dispositive of the litigation, either as a legal or practical matter, whichever way it goes.” Id. at *5. Conversely, a question of law is not “controlling” if the litigation will “necessarily continue regardless of how that question [is] decided.” North Carolina ex rel. Howes v. W.R. Peele, Sr. Trust, 889 F. Supp. 849, 853 (E.D.N.C. 1995).

Application of this rule in this case leads to the inescapable conclusion that an interlocutory appeal is not authorized. Here, plaintiff seeks to appeal the court’s order granting summary judgment as to some, but not all, of its claims in this case. Regardless of how these claims are decided, the litigation will necessarily continue on those three claims that remain for trial, namely the Lanham Act claim for the “therapeutic from dose one” statement, the breach of contract claim for negative comments made about ENOX, and the unfair and deceptive trade practices claim. Accordingly, as there is no controlling question of law upon which to base an interlocutory appeal, the court need not reach the second and third factors in §1292. Therefore, the court denies plaintiff’s alternative motion to certify an interlocutory appeal.

III. Damages

Defendant moves to exclude from trial testimony regarding Troxel’s damages model, on grounds that it is not relevant to the limited claims remaining in this case. Defendant also moves to exclude Troxel’s damages model on grounds that it is unreliable and unduly prejudicial. In response, plaintiff argues that the jury is entitled to hear all of plaintiff’s evidence concerning damages, including the full expert opinion of Richard Troxel, in order to make “the most intelligible and probable estimate” of plaintiff’s damages in this case. (Pl’s Mem on Relevance, p. 9). In addition, plaintiff argues that Troxel’s damage model reliably finds total lost profits for plaintiff because it is based on five year sales projections made by defendant before the commencement of litigation. (Pl’s Opp. to Exclude, pp. 1-2). Finally, plaintiff argues that any question as to the underlying assumptions made by Troxel should be decided by the jury. Id., p. 2).

The specific details concerning Troxel’s damages model are as follows.3 Plaintiff hired Troxel as its damages expert on or about May 25, 2004. Around this time, Troxel met with plaintiff to obtain an overview of plaintiff’s business and a general understanding of the lawsuit. After this meeting, Troxel asked for detailed documentation concerning plaintiffs business, which was provided. Plaintiff told Troxel that it “had done a lot of modeling and made projections” and that “Aventis had furnished estimates of sales” of LOVENOX and ENOX for several years into the future. (Pl’s Opp. to Exclude, p. 3). Plaintiff provided Troxel with all documentation related to such projections and estimates.

[3]	In reviewing the details of the damages model, the court will set forth the model and its development process largely as plaintiff has done in its opposition brief. (See Pl's Opp. to Exclude, pp. 3-8). Where plaintiff has set out Troxel's damages model in plaintiff's brief, Troxel's expert report, and Troxel's deposition, the court need not receive such an oral proffer of this damages model through a separate hearing. See e.g. Target Mkt. Publ. v. ADVO, Inc., 136 F.3d 1139, 1143 n.3 (7th Cir. 1998).

Troxel reviewed the documents received, and found plaintiff’s sales projections to be “internally consistent” with sales estimates provided by Aventis. (Id.). One of the key documents that plaintiff’s counsel forwarded to Troxel was a February 2002 email from defendant to plaintiff giving a five year projection of “incremental Lovenox PCI patients,” provided “for planning and forecasting purposes.” (Id., p. 4). Defendant’s five-year projection included data for “Total PCI Patients,” “LMWH Treatment Rate,” “Lovenox Patients,” and “Incremental Patients with Test.” (Id.). Troxel considered this projection to be “the most important piece” of his damages model. (Id.). At least through January 2003, defendant did not indicate that its five-year projections should be revised. (Id., pp. 4-5).

After confirming that defendant’s sales projections provided the most reliable starting point for his damages model, Troxel proceeded to analyze variables needed to project plaintiff’s lost profits. (Id., p.5). First, Troxel determined that the average number of ENOX Test Cards per incremental Lovenox patient should be set at 2.5 cards per patient. (Id.). Troxel arrived at this number by reviewing multiple sources, including projections by plaintiff and defendant made prior to 2003. Second, Troxel set the price per ENOX Test Card at $25.00, which is an amount also accepted by defendant’s damages expert. (Id.).

Third, Troxel employed a “Cost of Goods Sold” percentage of eight percent of net sales, based upon a comparison of cost per goods sold of plaintiff’s previously-produced routine test cards. (Id., p. 6). Fourth, Troxel also projected commissions and sales expenses of $3 million per year (plus a ten percent yearly increase), through an analysis of the ENOX Test Card sales process. (Id., p. 7). Fifth, Troxel added a residual value (or price/earning multiple) of fifteen times plaintiff’s projected fifth-year Net Income to its total Net Income for these five years. (Id.). Troxel determined that this multiple was appropriate by comparing price/earning multiples in analogous industries. (Id.). Finally, Troxel applied two “discount rates,” of fifteen and twenty percent, against his future lost profits calculations, to arrive at a net present value for plaintiff’s lost profits. Troxel confirmed that these rates were reasonable based upon prevailing industry analysis. (Id., p. 8).

Taking these variables together, Troxel’s damages model appears in chart form as follows:

	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Total PCI Patients	1,296,333	1,335,279	1,375,279	1,416,538	1,459,034
LMWH Treatment Rates	39%	53.9%	63.1%	73.9%	75.2%
LOVENOX Patients	505,570	719,715	867,801	1,046,822	1,097,194
Incremental Patients w/ Test	90,240	304,386	452,471	631,492	681,864
Tests per Incremental Patient	2.5	2.5	2.5	2.5	2.5
Total ENOX Tests	225,600	760,964	1,131,178	1,578,730	1,704,660
Sales Price per Test	$25	$25	$25	$25	$25
Revenues to Plaintiff	$5,640,000	$19,024,000	$28,279,000	$39,468,000	$42,616,000	$135,028,000
Total Incremental Costs	$4,015,000	$6,724,000	$8,720,000	$11,097,000	$12,063,000	$42,620,000
Income before Income Tax	$1,625,000	$12,300,000	$19,599,000	$28,371,000	$30,553,000	$92,408,000
Income after Tax (Net Inc.)	$975,000	$7,380,000	$11,735,000	$17,023,000	$18,332,000	$55,445,000
Residual Value (15 x year 5)					$274,979,000
Net Cash Flows	$975,000	$7,380,000	$11,735,000	$17,023,000	$293,311,000
Net Present Value (20% dis.)	$812,000	$5,125,000	$6,791,000	$8,209,000	$117,875,000	$138,813,000

In summary, considering plaintiff’s lowest estimate (applying the 20% discount rate), plaintiff asserts through Troxel’s damages model that plaintiff has lost profits of $138 million resulting from defendant’s actions. (See Troxel Expert Report, Ex. B). Other variations of the model yield higher damages amounts. That is, applying a 15% discount rate yields $169 million in lost profits. Finally, applying a model which takes into account the destruction of plaintiff’s entire diagnostic test-card business yields between $380 million and $468 million in lost profits. (See id., Exs. B and C).

The court turns now to whether this evidence proffered concerning amount of damages is admissible at trial. For the reasons that follow, the court finds that Troxel’s damages model, even at its lowest estimate, is speculative and not relevant in its current form to the narrow issues that remain for trial.

It is the role of the trial judge to ensure that expert testimony “both rests on a reliable foundation and is relevant to the task at hand.” Daubert v. Merrell Dow Pharms., 509 U.S. 579, 597 (1993). As such, “expert’s opinion should be excluded when it is based on assumptions which are speculative and are not supported by the record.” Tvger Constr. Co. v. Pensacola Constr. Co., 29 F.3d 137,142 (4th Cir.1994) (citing Eastern Auto Distribs., Inc. v. Peugeot Motors of Am., 795 F.2d 329, 337 (4th Cir. 1986)). This is particularly true, in a situation such as this, when an expert’s estimates of damages “consists of an array of figures conveying a delusive impression of exactness in an area where a jury’s common sense is less available than usual to protect it.” Tyger, 29 F.3d at 145 (citations omitted); see Boucher v. United States Suzuki Motor Corp., 73 F.3d 18, 21 (2d Cir. 1996) (“Where lost future earnings are at issue, an expert’s testimony should be excluded as speculative if it is based on unrealistic assumptions regarding the plaintiff’s future.. prospects.”).

In this case, Troxel’s damages model must be excluded because it rests upon two assumptions that are not supported by the record. First, Troxel’s damages model assumes that defendant is liable for the actions alleged in all of plaintiff’s causes of action, including an alleged failure to co-promote and co-label ENOX. For instance, Troxel states in his report: “I have been asked to determine the amount of any damages due to . . . Aventis’ unfair competition, false advertising, breach of contract, tortious interference with contract/prospective economic advantage, fraud in the inducement and Unfair and Deceptive Trade Practices, as charged in PharmaNetics’ Complaint of November 3, 2003.” (Troxel Expert Report, p. 2). Similarly, he states: “I have been asked to assume that the jury will find for PharmaNetics.” Id., p. 3; see also Troxel Dep., p. 155, stating that he assumed that defendant “committed the acts that they’re accused of doing”). Moreover, as background to his damages model, Troxel stated his assumption that “Aventis failed to fulfil its obligation to adequately support the marketing of the ENOX test card.” (Troxel Expert Report, p.5). He also noted his assumption that plaintiff’s cessation of operations was due, in part to “the refusal to cooperatively market the ENOX test cards.” Id., p. 6). Finally, he noted that in preparing damages model it was his “understanding in mind” that defendant had failed in an obligation of “co-marketing” and “co-labeling.” Id., p.8).

This assumption, that defendant is liable for the actions alleged in all of plaintiff’s causes of action, is no longer viable at this stage of the case. Specifically, the court determined in its March 9, 2005, order that most of plaintiff’s primary claims no longer remain for a jury to consider, including its claim based upon the “no coagulation monitoring” statement, its tort claims for inducement and interference with contract, and its contract claims based upon alleged co-promotion and co-labeling obligations. As Troxel’s damages model is premised upon plaintiff’s success on all of its causes of action, and does not allow, even in the alternative, for an adjustment of damages to account for those claims no longer remaining, it is not a reliable measure of damages.

Second, the damages model incorrectly assumes that defendant’s actions are the cause of all of plaintiff’s lost sales. (Troxel Dep., pp. 162,166-67, 238; see also Troxel Dep. p. 97; P1’s

Opp. to Exclude, p. 23).4 Even looking only to those claims that remain for trial, this is indisputably not the case. For instance, in its own evidence supporting causation and injury plaintiff included summary sales reports showing reasons why ENOX trial evaluations were terminated at specific hospitals across the country. These reasons included:

Clinical lab blocked eval, cardiologist not will [sic] to challenge lab

Despite initial physician support, did no patient testing

Champion unable to change orders

Physicians saw no need to monitor, Aventis not willing to support

Physician not comfortable with Lovenox, use more Angiomax

Physicians have not changed standing orders to continue Lovenox for PCI from ED.

Angiomax primarily

Low volume of patients Lovenox, did not change orders

* * *

Despite initial physician interest, eval did not progress, Aventis sales manager told reps not to work with Pharmanetics rep

Clinical lab resistant, original physician champion would not confront lab

Despite ENOX test “product champions”, Drs... never felt comfortable dosing Lovenox.

Lack of Director’s support

* * *

Despite use of ENOX in cath lab Dr and his peers still not confident enough with Lovenox for use in PCI

Lack of physician support, but may re-start later...

Low Lovenox volume and little used during eval...

[4]	Troxel testified at pp. 166-67 as follows:
Q.	.... were you asked to assume that Aventis was the sole cause of any lost profits from lost ENOX sales?
A.	I don't think it was ever addressed in that particular manner. I did assume that.
Q.	And did you do anything before assuming that to try to evaluate whether Aventis was the sole cause for those lost profits on lost sales?
A.	Well, I read all the depositions and the documents that were presented that would - that certainly in the mind of PharmaNetics' management suggested that they felt that Aventis was.
Q.	Did you make any effort to investigate or seek information on whether there were other factors that might have contributed to the poor ENOX sales?
A.	I - I wouldn't know what to do when that - to find such data, but I - to answer your question, I did not.
Troxel	testified at p. 97 as follows:

Q.	... [W]hen you did your initial report with your damage analysis in there, you didn't take it into account in doing that analysis any limitations on the test card?
A.	No, certainly not.... as I said, I had satisfied myself that there would be no reason to consider a limitation.

* * *

Contact wanted for special patient populations. Head interventionalist did not see benefit, comfortable c/o test

Interventionalist comfortable with Lovenox, after eval did not see need for test

Clin. lab promised 20 minute anti-Xa turn around @2.50/test

* * *

Pricing too high, no strong product champion

Did not change orders, no strong advocate

Did not changed [sic] protocol, re-approach later

* * *

Dr. wanted for special patients, not cardiac, low patient volume in PCI

After initial interest, Dr. Strumpf not strong advocate, will not switch to Lovenox from UHF [sic]

* * *

Dr... could not get other IC interested in ENOX or use of Lovenox in interventions, he is comfortable w/Lovenox

(Carpenter Ex. 347, pp. 2-3; see also Order, pp. 29, 40). It is also undisputed that the FDA approved the ENOX test for a narrower range than originally sought, and that supplemental clinical data from additional trials, some of which never took place, would make the test more commercially acceptable. (See e.g., Mahan Dep., pp. 159-62).5

In the summary judgment order, the court recognized that this evidence does not rule out a finding that defendant’s advertisements caused some lost ENOX sales opportunities. (Order, pp. 29, 40). This same evidence, however, does not support Troxel’s much more extreme

[5]	Mahan testified:
Q.	Did you understand that the clearance FDA ultimately gave was more limited than that which had been sought?
A.	Certainly.
***
Q.	With respect ... to the ultimate acceptability of that test in the market, did you believe that further clearance or at least further clinical trial work would be needed?
A.	Certainly.
***
Q.	And this information you thought would be valuable to clinicians and therefore make the test more commercially acceptable?
A.	Certainly.

assumption that all lost sales were caused by defendant’s actionable conduct.6 Therefore, because Troxel’s damages model assumes that all lost sales were caused by defendant’s conduct, Troxel’s model is unreliable and misleading. See Target Mkt. Publ. v. ADVO. Inc., 136 F.3d 1139, 1145 (7th Cir. 1998) (rejecting expert report that calculated lost profits on the basis of an early plan that “sought to demonstrate what [plaintiff’s] profits might be given certain assumptions that had not yet, and might never, come to pass.”).

Stated differently, the flaws in Troxel’s damages model pertain to “fit,” as described by the Supreme Court in Daubert:

Rule ... 702 requires that the evidence or testimony ‘assist the trier of fact to understand the evidence or to determine a fact in issue.’ This condition goes primarily to relevance. Expert testimony which does not relate to any issue in the case is not relevant and, ergo, non-helpful.... [One consideration] is whether expert testimony proffered in the case is sufficiently tied to the facts of the case that it will aid the jury in resolving a factual dispute. The consideration has been aptly described ... as one of “fit.”

Daubert, 509 U.S. at 591 (citations omitted) (emphasis added). Here, Troxel’s damages model is not “sufficiently tied to the facts of the case,” to be helpful to the jury. Specifically, the facts of the case, as is relevant to the remaining claims, include terminated ENOX evaluations in certain hospitals during 2003, from which an inference can be drawn that ENOX sales were lost at such hospitals. (Order, pp. 27-29, 40). There is no evidence in the record, however, which supports a finding that defendant caused the loss of all potential sales of ENOX in that year, much less for five years into the future. Troxel’s damages model, under the guise of an expert report, would encourage the jury to make just such an analytical leap from specific past lost sales opportunities

[6]	Plaintiff contends that "with full co-promotion" the types of impediments listed above could have been "easily overcome." (Pl's Mem. in Opp. to S.J., pp. 27-28). In his rebuttal expert report, as well, Troxel placed the blame for any other reason for lost ENOX sales on defendant's failure to select proper sites for introduction of the test. (Troxel Rebuttal Rep., p. 5). This argument has little force at this stage of the case, however, where the court has already ruled that defendant did not have a legal obligation to fully co-promote ENOX, or to select particular test sites as plaintiff alleges. (Order, pp. 29-38).

to all potential lost sales opportunities into the future, even though the evidence of record does not support this inference. See General Electric Co. v. Joiner, 522 U.S. 136,146 (1997) (“[N]othing in either Daubert or the Federal Rules of Evidence requires a district court to admit opinion evidence which is connected to existing data only by the ipse dixit of the expert. A court may conclude that there is simply too great an analytical gap between the data and the opinion proffered.”). Therefore, Troxel’s damages model lacks relevance to the facts and circumstances of this case.

A final flaw in Troxel’s damages model pertains to the speculative nature of lost profit estimates under the circumstances of this case. Estimates as to the amount of damages, including estimates of lost profits, as applied to both tort and contract actions, “must be made with reasonable certainty.” Olivetti Corp. v. Ames Business Systems, Inc., 319 N.C. 534, 546 (1987) (citing Weyerhaeuser v. Supply Co., Inc., 292 N.C. 557 (1977)); Gannett Co. v. Kanaga, 750 A.2d 1174, 1188 (Del. 2000) (“The nature and extent of future consequences must be established with reasonable probability or there can be no recovery for that item of damages.” ) (citations omitted). Profit estimates which are “speculative” or dependent on “contingent circumstances” not supported in the record are not admissible to prove amount of damages. Wise v. Western Union Tel. Co., 181 A. 302, 304 (Del. 1935); Weyerhaeuser Co., 292 N.C. at 561; Henne v. Balick, 51 Del. 369, 373 (Del. 1958) (“The law does not permit a recovery of damages which is merely speculative or conjectural.”). A similar rule applies for recovery under the Lanham Act. See Otis Clapp & Son v. Filmore Vitamin Co., 754 F.2d 738, 746 (7th Cir. 1985) (excluding lost profits model in trademark infringement case, finding that “because the plaintiff failed to prove that its mathematical model of projected growth was grounded in reality, we, like the district court, hold that it failed to prove that the defendant’s actions caused the decline in growth).

In this case, the court finds that plaintiff’s lost profits model is speculative, and therefore inadmissible, for several reasons. First, plaintiff’s primary product at the time of this lawsuit, ENOX, was a “novel” technology that was targeted to a “theranostics” market that, itself, was innovative and unestablished. (See PI Hrg. Tr., pp. 559-560). Second, plaintiff had no prior profits from such technology in the past. (See, e.g., id. p. 610, stating that the business “was continuing to lose money;” see also Funkhouser Decl., ¶2).

Third, the success of plaintiff’s product depended upon the “full cooperation” of defendant to “co-promote” ENOX, which never happened and never became a formal obligation in the parties’ written agreement. (Funkhouser Decl., ¶5; see Order, pp. 35-37). Fourth, plaintiff’s product could only exist as a corollary to defendant’s product, which also required its own marketing. In turn, in the PCI context, defendant was, itself, facing resistance for its product in a new market filled with reluctant customers and uncertain FDA approval. (See, e.g., Carpenter Ex. 347, p. 2, “[p]hysician not comfortable with Lovenox, use more Angiomax,” see also Defs Mem. in Sup. of S.J., p. 28, n.47, noting that the Justice Department is investigating potential off-label promotion of LOVENOX; and Pl’s Mem. in Opp. to S.J., p. 16, asserting that LOVENOX “is not approved for PCI or for the invasive management of UA/NSTEMI patients.”).

Although each of these factors alone may not be determinative on the question of lost profits, taken together they contribute to a lost profits model which is speculative under the circumstances of this case. Proof of lost profits is much more difficult where plaintiff never had prior profits and was dependant on a novel technology makes. See Olivetti, 319 N.C. at 546; Chemipal Ltd. v. Slim-Fast Nutritional Foods Int’1, 350 F. Supp. 2d 582, 597 (D. Del. 2004) (finding testimony as to lost profits inadmissible where no profit history had been established);

see also Scheduled Airlines Traffic Offices, Inc. v. Objective: Inc., 180 F.3d 583, 588 (4th Cir. 1999) (“The software product was newly developed, so there was no predecessor product on which to predicate a reasonably certain estimate of lost profits.”).

This difficulty is compounded in this case with the fact that plaintiff’s success depended on cooperation with defendant and on a non-traditional marketing approach. On this point, plaintiff’s case lies in contrast with others involving direct competitors in a traditional market, where lost profits can be readily calculated through sales diverted to the competitor. See e.g., Alpo, 997 F.2d at 951 & 954 (noting damages awarded, in part, “to compensate [plaintiff] for profits lost on sales diverted to [defendant]” and appropriateness of awarding “profits lost by the plaintiff on sales actually diverted to the false advertiser” in a traditional dog food market) (emphasis added); Micro Chem., Inc. v. Lextron, Inc., 317 F.3d 1387, 1389 (Fed. Cir. 2003) (allowing expert testimony on lost royalty damages in case involving “direct competitors in the business of providing goods and services to cattle feedlots”); Merriam-Webster, Inc. v. Random House, Inc., 815 F. Supp. 691, 694 & 700 (S.D.N.Y. 1993) (allowing lost profits recovery in case involving two competing dictionary publishers); Southland Sod Farms v. Stover Seed Co., 108 F.3d 1134, 1137 (9th Cir. 1997) (allowing monetary recovery in case involving comparative advertising between competing producers of turfgrass seed and sod).

Plaintiff argues, in its brief, that because it has already introduced evidence tending to show “the fact of injury” as a result of defendant’s actions, defendant “must bear the risk of any uncertainty its wrongful conduct created” in the market for plaintiff’s product. (Pl’s Mem. on Relevance, p. 9). In support of this contention, plaintiff cites to two Supreme Court cases, Bigelow v. RKO Radio Pictures, Inc., 327 U.S. 251, 265 (1946), and Story Parchment Co. v. Paterson Parchment Paper Co., 282 U.S. 555, 559 (1931), involving damages for anti-trust violations.

In Bigelow, plaintiff and defendants were competing movie theater owners. See 327 U.S. at 253. Plaintiff’s evidence tended to show an antitrust violation in that defendants conspired with distributors to play certain films in advance of plaintiff at a lower price. Id. at 253-54. Plaintiff’s damages evidence was based upon a comparison between plaintiff’s and defendant’s profits on similar films, and upon a comparison of receipts for similar films. Id. The court recognized that defendant’s own conduct in altering the market through its conspiracy precluded ascertainment of the amount of damages precisely. Id. at 264. Nevertheless, in such a case, the court held, “the jury may make a just and reasonable estimate of the damage based on relevant data, and render its verdict accordingly.” Id. Under similar circumstances, in Story Parchment, the Supreme Court held:

when, from the nature of the case, the amount of the damages can not be estimated with certainty, or only apart of them can be so estimated, we can see no objection to placing before the jury all the facts and circumstances of the case, having any tendency to show damages, or their probable amount; so as to enable them to make the most intelligible and probable estimate which the nature of the case will permit.

Story Parchment Co., 282 U.S. at 564.

While the rules of law stated in Bigelow and Story Parchment are unassailable, their application to the case at hand provides no basis for admission of Troxel’s damages model. Bigelow and Story Parchment call for allowing the jury to make damages estimates “based on relevant data,” or the “facts and circumstances of the case.” See 327 U.S. at 264; 282 U.S. at 564. In this case, however, plaintiff has failed to present “relevant data” as to amount of damages through Troxel’s damages model. Rather, as the court has now found, Troxel’s damages model includes several assumptions that do not reflect the circumstances of this case. Accordingly, although Bigelow and Story Parchment may provide authority to allow plaintiff to present other evidence “having any tendency to show damages, or their probable amount” at trial, they do not support admission of Troxel’s damages model in this case.

Furthermore, both Bigelow and Story Parchment involved standard examples of commercial damages caused between direct competitors. See 327 U.S. at 253; 282 U.S. at 560. Thus, although the exact amount of damages was uncertain or imprecise, it was much more readily calculated compared to the case at hand. See e.g. Bigelow, 327 U.S. at 257-58 (noting damages model based on “a comparison of earnings during the five year period of petitioners’ Jackson Park Theatre with the earnings of its competitor, the Maryland Theatre, the two being comparable in size, the Jackson Park being superior in location, equipment, and attractiveness to patrons”); Story Parchment Co., 282 U.S. at 561 (noting evidence that but for defendant’s conduct, “petitioner had an efficient plant and sales organization, and was producing a quality of paper superior to that produced by [defendants]”). Accordingly, Bigelow and Story Parchment do not support a different outcome in the case at bar.

Two additional cases cited by plaintiff are also instructively distinguishable. First, plaintiff cites to Alpo Petfoods v. Ralston Purina Co., 997 F.2d 949 (D.C. Cir. 1993), in which the district court “looked at [plaintiff’s] projections, prepared in the ordinary course of business in order to estimate the profits that [plaintiff] would have reaped from [national] expansion.” Id. at 954. Second, plaintiff cites to Autowest, Inc. v. Peugeot, Inc., 434 F.2d 556 (2d Cir. 1970), in which the trial court admitted into evidence a ten-year profit projection based upon calculations made at the conception of an automobile franchise arrangement. Id. at 567.

Alpo and Autowest are distinguishable from the case at bar because, in those cases, the injury causally connected to defendants’ actions was defined much more broadly. For instance, in

Alpo, the “district court found,” and it was not disputed on appeal, “that [plaintiff] would have expanded nationally but was stymied by [defendant’s] false advertisements.” Alpo, 997 F.2d at 954. Similarly, in Autowest, there was no dispute that defendant “terminated [plaintiff’s] status as distributor,” and that such termination led to the cessation of all sales under the franchise agreement. See Autowest, 434 F.2d at 560. In this case, by contrast, the evidence of causation is limited to accounts of some hospitals and doctors which discontinued use of ENOX, (see Order, pp. 27-28, 38-40), and does not permit an inference of a causal link between defendant’s actions and lack of full market expansion by plaintiff. Thus, unlike in Alpo or Autowest, a damages model premised upon full market expansion is not relevant.

Next, plaintiff cites to several cases for the proposition that specific evidence of lost sales is not required to prevail in a Lanham Act claim involving literally false advertising. (See Pl’s Mem. on Relevance, p. 10). Nevertheless, the cases cited pertain to evidence that must be presented to obtain injunctive relief against direct comparative advertising. See e.g., Coca-Cola Co. v. Tropicana Products, Inc., 690 F.2d 312, 316 (2d Cir. 1982); Parkway Baking Co. v. Freihofer Baking Co., 255 F.2d 641, 649 (3d Cir. 1958). Such cases are inapposite to the question now before the court concerning the amount of monetary damages. See Balance Dynamics Corp. v. Schmitt Indus., 204 F.3d 683, 693 (6th Cir., 2000) (“[L]iteral falsity, without more, is insufficient to support an award of money damages to compensate for marketplace injury such as harm to goodwill.”); Porous Media Corp. v. Pall Corp., 110 F.3d 1329, 1336 (8th Cir. 1997) (stating that money damages, require “a much higher standard of proof than award of injunctive relief); Black & Decker (U.S.) v. Pro-Tech Power, 26 F. Supp. 2d 834, 863 (E.D. Va. 1998) (“An award of damages requires a greater showing of proof than a claim for injunctive relief. The plaintiff must show a definite amount of sales lost in order to recover damages.”).

Finally, plaintiff places reliance upon a comparison between this case and Pacamor Bearings v. Minebea Co., 918 F. Supp. 491, 507 (D.N.H. 1996). There, in a case involving direct competitors in the ball-bearing business, the court declined to impose a requirement on plaintiffs “to identify, on a one-for-one basis, each and every sale lost to defendants that otherwise would have been a sale to plaintiffs but for the impermissible conduct alleged.” 918 F.Supp. at 507. Without discussion of the nature of the evidence actually presented by plaintiff in that case, the court held that plaintiff could proceed to trial with expert testimony on damages. See id. at 495 & 506-07. Contrary to plaintiff’s argument, Pacamor Bearings is not probative to the case at hand. In this case, the court does not seek to require plaintiff to “identify, on a one-for-one basis, each and every sale lost to defendants.” Id. at 507. Rather, the court requires evidence that is relevant to the damages issues remaining, whether through direct or circumstantial evidence upon which the jury can infer lost sales or goodwill. Where plaintiff’s expert testimony does not meet this standard in the case at hand, Pacamor Bearings is inapposite.

In summary, Troxel’s damages model is not relevant in this case because it assumes, contrary to the circumstances of this case, (1) that defendant is liable for all of the actions alleged in each of plaintiff’s claims, and (2) that defendant’s actions caused all of plaintiff’s lost sales, rather than only those lost sales which are reasonably inferred from the evidence of record. In addition, the damages model is unreliable and speculative given a lack of prior profits, a novel and untested market, dependence upon full-cooperation by defendant, and counter-requirements of defendant’s own product and marketing message. Therefore, Troxel’s damages model must be excluded from evidence at trial.

IV. Summary Judgment

With Troxel’s damages model from excluded from trial, defendant argues that summary judgment must be awarded as to all claims remaining in this case. Such a result is inappropriate for several reasons.

First, plaintiff has not had the opportunity to respond to this specific argument, raised in defendant’s response to plaintiff’s motion for reconsideration. (See Def’s Mem. in Opp. to P1’s Mot. for Reconsid., p. 18). As such, it is unclear whether plaintiff intends to proffer other evidence as to amount of damages apart from Troxel’s damages model. Although plaintiff consistently has represented to the court that it seeks to prove amount of damages through the testimony and expert report of Richard Troxel, the court notes that, in the proposed pre-trial order, plaintiff also designated Craig Carpenter as a witness with knowledge, inter alia, of “the damages suffered by PharmaNetics as a result of the conduct of Aventis.” (Proposed pre-trial order, p. 404).

Second, the present order only addresses that part of plaintiff’s evidence pertaining to Troxel’s damages model, and does not address other evidence in the record that may have a bearing on amount of damages. In the summary judgment order, the court held that plaintiff had brought forth sufficient, but limited, evidence tending to show causation and injury for both the Lanham Act and breach of contract claims. (Order p. 27-29, 39-40). While the court finds that Troxel’s damages model is not admissible at trial, other evidence in the record, including, but not limited to, the evidence cited in the court’s summary judgment order, may be admissible for proving the amount of damages. See Bigelow, 327 U.S. at 264 and Story Parchment, 282 U.S. at 564 (allowing the jury to make damages estimates “based on relevant data,” or the “facts and circumstances of the case”). Accordingly, the court must permit plaintiff to proceed to trial with any admissible evidence bearing on damages, apart from the full Troxel damages model.

Finally, even if plaintiff offers no evidence, apart from Troxel’s damage model, to establish the amount of damages, plaintiff is entitled to proceed to trial for nominal damages on each of the claims remaining in this case. For instance, under comparable circumstances, in USH Ventures v. Global Telesystems Group, Inc., 796 A.2d 7, 23 (Del. Super. Ct. 2000), the court noted:

While the Court is inclined to grant Summary Judgment on the contract claims for failure of proof of damages and for failure to provide expert testimony as to damages, that does not theoretically end the matter. It is repeatedly announced by the Courts that, where the Plaintiff establishes the fact of loss in contract, but not its amount, he may recover nominal damages.

USH Ventures, 796 A.2d at 23. The Fourth Circuit, too, has noted that “a failure to prove damages is not grounds for a judgment as a matter of law on a breach of contract claim because proof of the other elements of such a claim entitles a plaintiff to at least nominal damages.” United States ex rel. S&D Land Clearing v. D’Elegance Mgmt., 2000 U.S. App. LEXIS 16173 * 18 (4th Cir. 2000) (citing North Carolina law).

While less common, a similar result follows for Lanham Act claims. See Downtowner /Passport International Hotel Corp. v. Norlew, Inc., 841 F.2d 214, 220 (8th Cir. 1988) (remanding Lanham Act claim “for entry of nominal damages only,” where “a review of the record indicates that any award greater than nominal damages would be based on sheer speculation”); see also American Rockwool, Inc. v. Owens-Corning Fiberglas Corp., 640 F. Supp. 1411, 1443 (W.D.N.C. 1986) (stating that for Lanham Act claim “individualization of loss of sales. . . ‘goes to the quantum of damages and not to the very right to recover”‘) (quoting Parkway Baking Co. v. Freihofer Baking Co., 255 F.2d 641, 648 (3rd Cir. 1958)).

Finally, courts have recognized nominal damages for common law unfair competition or trade practices claims. See Dionisi v. DeCampli, 1995 Del. Ch. LEXIS 88, *52-53 (unpublished) (Del. Ch. 1995) (find “no evidence of damage related to the proved wrongdoing and no adequate basis to assess damages,” but “award[ing] nominal damages in the amount of $1.00”); Zumkehr v. Hidden Lakes Prop. Owners Ass’n, 2003 N.C. App. LEXIS 1271, *21-22 (N.C. Ct. App., 2003) (in evaluating a cause of action for unfair and deceptive trade practices, stating that “[a]lthough plaintiff has not shown actual injury, she may be able to show legal injury, which would entitle her to nominal damages”).

Accordingly, regardless of whether plaintiff has presented evidence tending to establish a specific amount of damages in this case, summary judgment on plaintiff’s remaining claims is improper at this time.

CONCLUSION

Based upon the foregoing, plaintiff’s motion for reconsideration and alternative motion to certify an interlocutory appeal and stay the current action [DE # 176] is DENIED. Defendant’s motion to exclude testimony and reports of plaintiff’s proffered expert, Richard B. Troxel [DE #107] is GRANTED. Defendant’s motion to exclude evidence or argument about damages contentions that are irrelevant to the claims remaining after summary judgment [DE #168] also is GRANTED. The court will address the remaining pending motions [DE’s #168, 116, 118, and 120] in a separate order, which shall set the date and time of a final pre-trial conference to be held in advance of trial commencing June 6, 2005.

SO ORDERED, this 4th day of May, 2005

/s/ Louise W. Flanagan
LOUISE W. FLANAGAN
Chief United States District Judge

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